Exhibit 21.1

MATTSON TECHNOLOGY, INC.
SUBSIDIARIES OF THE REGISTRANT

Mattson International, Inc.

Mattson Technology Holdings, LLC

Mattson Wet Products, Inc.

Mattson Thermal Products, Inc.

STEAG CVD Systems, Ltd.

Mattson Technology Center KK

Mattson International Korea Co.

Mattson Technology of Singapore Pte. Ltd.

Mattson International, Inc. (Taiwan Branch)

Mattson Technology Holding, GmbH

Mattson International, GmbH

Mattson Thermal Products, GmbH

Mattson International France SARL

Mattson Technology UK Ltd.

Mattson Technology Srl

STEAG Electronic Systems SE Asia Pte. Ltd.

STEAG Electronic Systems UK, Ltd.

Mattson Trading (Shanghai) Co., Ltd.

Mattson Technology Cayman Holdings, Ltd.

Mattson Technology Canada, Inc.

Mattson Technology Israel, Ltd.